AMENDMENT NO. 2 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 dated as of April 9, 2010 (the "Amendment"), to the Rights Agreement dated as of October 25, 2001, as amended on November 7, 2005 (the "Rights Agreement"), between Garmin Ltd., a Cayman Islands company (the "Company"), and Computershare Trust Company, N.A., as successor rights agent to UMB Bank, n.a. (the "Rights Agent").

RECITALS:

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 26 of the Rights Agreement, from time to time the Company may, and the Rights Agent shall if the Company so directs supplement and amend the Rights Agreement;

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to permit notice to rights holders through the filing of a Form 8-K, as an alternative to the current notice provisions which permit notice by first-class mail only, and the Company desires to evidence such amendment in writing;

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company have been in all respects fully authorized by the Company.

In consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

1.           The Rights Agreement is hereby modified and amended by deleting the second and third sentences of Section 23(b) in their entirety and replacing them with the following:

"Promptly after the action of the Board of Directors ordering the redemption for the Rights, the Company shall file with the Rights Agent evidence of such action by the Board of Directors and shall give notice of such redemption to the holders of the then outstanding Rights in the manner permitted under Section 25 hereof.  Any notice which is made in accordance with the provisions of Section 25 hereof shall be deemed given, whether or not the holder receives the notice."

2.           The Rights Agreement is hereby modified and amended by deleting the last sentence of Section 25 in its entirety and replacing it with the following:

"Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any right or any Rights Certificate shall be sufficiently given or made if either (i) publicly announced through the filing of a Current Report on Form 8-K on the Securities and Exchange Commission's EDGAR database, or (ii) sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the register of members of the Company."

3.           This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware for all purposes and shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

4.           This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

5.           If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.  Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.  The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first written above.

GARMIN LTD.

By:	/s/ Clifton Pemble
Name:	Clifton Pemble
Title:	President and Chief Operating Officer

COMPUTERSHARE TRUST COMPANY, N.A.
(As Rights Agent)

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration

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